SHARE SALE AND PURCHASE AGREEMENT



         BETWEEN THE UNDERSIGNED

Network Imaging Corporation, a corporation incorporated under the laws of the state of Delaware and having its principal place of business at 500 Huntmar Park Drive, Herndon, Virginia 22170, USA, duly represented by Mr. Jorge Forgues, duly authorised for the purposes hereof pursuant to the declaration, of which a copy is attached as Schedule 1 hereof, hereinafter called the "Vendor"

                                                                 OF THE ONE HAND



         AND


Systems Engineering Reinhardt S.A.R.L, a French corporation, whose registered office (siege) is at 22, rue du Chemnitz, 68200 Mulhouse, which is registered under no. B 383 805 504 with the Commercial and Company Register of Mulhouse, in the process of being converted to a Societe par Actions Simplifiee, duly represented by Mr. Gert J. Reinhardt, and duly authorised for the purposes hereof pursuant to the declarations in Schedule 2 hereof, hereinafter called the "Purchaser"

                                                              ON THE SECOND HAND



Hereafter collectively referred to as the "Parties" and individually referred to as the Party"

WHEREAS:


A. Dorotech France, a societe anonyme whose registered office (siege) is at 344 avenue George Clemenceau, 92000 Nanterre, and which is registered under no. B 334 631 504 with the Commercial and Company Registry of Nanterre.

B. The share capital of Dorotech France amounts to FRF 2,053,800 divided into 20,538 shares of FRF 100 each. The Vendor is the owner of all the shares.

C.       The principal  activity of Dorotech France is the provision of computer
         systems  for  data   storage  and   processing,   including   software,
         engineering services and hardware.

D. The Vendor wishes to sell and the Purchaser wishes to purchase the entirety of the shares of Dorotech France.



NOW IT IS HEREBY AGREEED AS FOLLOWS:


1.       Definitions

         In this agreement, the following terms and expressions shall have the meanings set forth below:

1.1. "Actual Consolidated Net Equity" shall mean the actual Consolidated Net Equity of the Company as of the Closing Date as determined in accordance with Article 3.1.6 hereof;

1.2. "Actual Tax Credits" shall mean the actual Company Tax Credits as of the Closing Date as determined in accordance with Article 3.1.6 hereof;

1.3. "Assumed Consolidated Net Equity" shall mean the Consolidated Net Equity (as defined) of the Company as of the Closing Date, assuming no change between September 30, 1997 and the Closing Data, which, pursuant to Article 3.1.2 hereof, is deemed to amount to FRF 20,274,493;

1.4. "Assumed Tax Credits" shall mean the Company Tax Credits (as defined) as of September 30, 1997;

1.5. "Closing Accounts" shall mean the accounts (balance sheet and statement of loss or profit) to be drawn up by Ernst & Young pursuant to Article
         3.1.6 hereof;

1.6. "Closing Date" shall mean the date on which the ownership of the Shares is transferred as defined at Article 5.1 hereof;

1.7.     "Company" shall mean Dorotech France.

1.8. "Company Tax Credits" shall refer to the amount of carry forward losses, deductible for tax purposes pursuant to French tax law, multiplied by the corporate income tax rate applicable to companies in fiscal year 1997;

1.9. "Consolidated Net Equity" shall mean the consolidated net equity of the Company calculated in accordance with the French generally accepted accounting principles, and more specifically, calculated in accordance with the principles set forth at Schedule 3 hereof.

1.10. "Damage" shall refer to the damages which may be claimed by the Pur-chaser in accordance with the provisions of Article 8.1 et seq hereof;

1.11. "Dorotech" shall mean Dorotech France SA, a French societe anonyme, having its registered office at 344 avenue Clemenceau, 92000 Nanterre;

1.12. "Escrow Agreement" shall mean the escrow agreement to be entered into between the Parties and the Escrow Agent in accordance with the terms set forth at Article 3.2.1 hereof and in the form set forth at Schedule 4 hereof;

1.13. "Estimated Damage" shall mean the estimated amount of damages contained in Purchaser's notice pursuant to Article 8;

1.14. "Independent Arbitrator" shall mean the independent arbitrator appointed pursuant to Article 3.1.6, for the resolution of disagreements as to the amount of Actual Consolidated Net Equity and the difference between the Actual Tax Credits and the Assumed Tax Credits;

1.15. "Interim Accounts" shall mean the balance sheets, and profit and loss account of the Company as of, and for the period of nine months ended on, September 30, 1997;

1.16. "Purchase Price" shall mean the price paid in consideration of the Shares, as defined at Article 3.1.1 hereof;

1.17. "Representations and Warranties" shall mean representations made and warranties given by the Vendor pursuant to Article 7 hereof;

1.18.    "Shares" shall mean 100% of the shares of Dorotech France;

1.19. "Share Purchase Agreement" shall mean the present Share Purchase Agree-ment, including the Schedules attached hereto;

1.20. "Non-Competition Agreement" shall mean the non-competition undertaking to be entered into by the Vendor in the form set forth at Schedule 5 hereof.

1.21. "Net Purchase Price" shall mean the Purchase Price reduced or increased by the price adjustments in accordance with Articles 3.1.4 and 3.1.5 hereof, respectively.

2.       Sale and Purchase of the Shares

2.1 In consideration for the payment of the Purchase Price, the Vendor shall sell and the Purchaser shall purchase all, but not part only, of the Shares in accordance with the terms and conditions hereafter set forth together with all rights now or hereafter attaching thereto. To this end, the Vendor hereby irrevocably undertakes to carry out all the necessary procedures (without limitation to the foregoing, obtaining any requisite authorisation to transfer Shares (clause d'agrement), and as the case may be, carrying out any necessary share transfer prior to the Closing Date) so that the Purchaser, on the Closing Date, shall become the owner of all the Shares.

3.       Purchase Price and Terms of Payment

3.1      Purchase Price

3.1.1 The total price of the Shares (hereafter referred to as the "Purchase Price") shall amount to US$ 8,275,000 subject to the provisions of Articles 3.1.4 and 3.1.5 hereof.

3.1.2 The above Purchase Price is based upon the assumption that the Consolidated Net Equity (as defined) of the Company as of the Closing Date is equal to FRF 20,274,493 (hereinafter referred to as the "Assumed Consolidated Net Equity") and that the Company Tax Credits (as defined) are equal to the Assumed Tax Credits (as defined).

3.1.3 The Consolidated Net Equity and the Company Tax Credits at the Closing Date shall be verified by a financial review to be carried out in accordance with the terms set forth at Article 3.1.6 hereof. The final figures obtained following such verification shall be referred to as the "Actual Consolidated Net Equity" and "Actual Tax Credits."

3.1.4 In the event that the Actual Consolidated Net Equity plus the Actual Tax Credits are less than the Assumed Consolidated Net Equity plus the Assumed Tax Credits, the Purchaser shall be entitled to a dollar for dollar reduction of the Purchase Price, which reduction shall be equal to the sum of the Assumed Consolidated Net Equity and the Assumed Tax Credits minus the sum of the Actual Consolidated Net Equity and the Actual Tax Credits.

3.1.5 In the event that the Actual Consolidated Net Equity plus the Actual Tax Credits are greater than the Assumed Consolidated Net Equity plus the Assumed Tax Credits, the Vendor shall be entitled to a dollar for dollar increase in the Purchase Price, which increase shall be equal to the sum of the Actual Consolidated Net Equity and the Actual Tax Credits minus the sum of the Assumed Consolidated Net Equity and the Assumed Tax Credits.

3.1.6 The following provision shall apply in relation to the determination of the Actual Consolidated Net Equity and the Actual Tax Credits:

         (i) After the Closing Date, the firm Ernst & Young shall conduct an independent audit and draw up a statement of accounts (the "Closing Accounts") of the Company with the purpose of determining the assets, liabilities and the amount of the Actual Consolidated Net Equity at the Closing Date and the difference between the Actual Tax Credits and the Assumed Tax Credits. The cost of the additional work by Ernst and Young, which is more than required in the ordinary course of business for Dorotech, if any, shall be shared equally by the Parties. The Actual Consolidated Net Equity and the Company Tax Credits should be calculated in accordance with the principles set forth at
               Schedule 3 hereof. The Closing Accounts shall be drawn up and transmitted to the Parties no later than 45 days after the Closing Date. The Purchaser shall make available to Ernst & Young all of the documents they might reasonably require in order to draw up such account statement, and shall authorize, upon reasonable notice, access to the premises, for a reasonable duration.

         (ii) Following the drawing up of the Closing Accounts, the Parties shall be entitled to review and verify the results thereof. Such review by the Parties shall be carried out within a period of 15 days as from the receipt by the Parties of the report.

         (iii) To this end, the Parties shall promptly make available all such documentation as may be in their possession, or in the possession of their advisors with respect to the carrying out of the above review and verification by the Parties referred to in paragraph
               (ii) above.

         (iv) Upon completion of the Parties' verification, the Parties shall promptly inform each other of their findings.

         (v) In the event of a continued disagreement between the Parties as to the amount of the Actual Consolidated Net Equity and/or the difference between the Actual Tax Credits and the Assumed Tax Credits following completion of the above Closing Accounts and verification thereof, provided that the difference between the amounts found by each party amounts to more than FRF 100,000 and notably in the event of a disagreement for a period of longer than 10 days following notification of the results of its verifications by the Purchaser, the matter shall be referred by either Party to the offices of the Independent Arbitrator who, having agreed to act in this capacity, shall finally resolve such disagreement within 30 days of such referral, in compliance with section (vi) below, it being understood that the Parties shall make available all such documentation and provide such access as may be required for the performance of its assignment by the Independent Arbitrator.

         (vi) The Independent Arbitrator shall be Coopers & Lybrand Audit sub-ject to the condition that at the times it is entrusted with the assignment, neither Coopers & Lybrand nor any other related entity have accepted any assignment whatsoever from either of the parties or from an entity it controls, which controls it or which is controlled by an entity controlling it, directly or indirectly. Should Coopers & Lybrand be unable to act as Independent Arbitrator, for any reason whatsoever, including that referred to above, the Independent Arbitrator shall be appointed jointly by the parties by mutual agreement or, should no appointment be made within 10 working days as from the written request of one of the aforementioned Parties to the other in order so to do, by order of the President of the Commercial Court of Paris ruling in summary proceedings, each of the parties having had the right to state its case. Initially, the estimated expenses and fees of the Independent Arbitrator shall be divided in equal shares and paid in advance by each of the Parties. At the end of the arbitration proceedings, the Independent Arbitrator shall determine the liability of each party for all or part of the expenses and fees. In order to determine the Actual Consolidated Net Equity and the Actual Tax Credits, the Independent Arbitrator shall act as arbitrator pursuant to the working of Article 1592 of the French Civil Code and his decisions shall be deemed final and shall be binding on the Parties, unless there is obvious error.

               The Independent Arbitrator shall consider only the points of disagreement, that he shall convene both parties in advance to draw up, under his responsibility the list of points of disagreement. The Independent Arbitrator shall not have the power to construe the Share Purchase Agreement, as his assignment is limited to determining the amount of the Actual Consolidated Net Equity and/or the Actual Tax Credits in the strict confines of the Parties' requests. The Independent Arbitrator shall use his best efforts to render his decision within 15 to 30 days following the date of the submission by the Vendor and the Purchaser of all the documents necessary to carry out this assignment.

3.2      Terms of Payment

3.2.1 The Purchase Price shall be paid upon accordance with the following terms and conditions:

         Upon the Closing  Date,  the Purchaser  shall  provide two  Irrevocable
         Standby Letters Of Credit which are payable on demand on January 2, 1998, issued by BHF-BANK Frankfurt, one to CDR Entreprises for an amount of US$ 6,547,908 and the other to the Vendor for an amount of US$ 452,092, and

         Upon completion of the independent audit by Ernst & Young and production of the Closing Accounts as referred to in article 3.1.6 hereof:

         (i) 50% of the remaining balance of the Net Purchase Price shall be paid to the Vendor by wire transfer within 7 days of the final determination of the Actual Consolidated Net Equity and the difference between the Actual Tax Credits and Assumed Tax Credits of the Company.

         (ii) The remaining balance of the Net Purchase Price shall be paid to the Escrow Agent to be held in escrow in accordance with the terms and conditions of the Escrow Agreement set forth at
                  Schedule 4 hereof, not to be released to the Vendor until 12 months after the Closing Date.

         If the balance of the Net Purchase  Price in  accordance  with Articles
3.2.1 (I) and 3.2.1 (ii) is not paid within the given 7 day period the Parties hereby agree that interest shall be due thereon, payable monthly by the Purchaser to the Vendor at the legal interest rate ("taux d'interet legal") from time to time in force.



4.       Conditions Precedent

4.1 The purchase of the Shares by the Purchaser shall be subject to prior fulfilment of the following conditions precedent, each of which constitute essential and determining conditions to its decision to purchase the Shares:

4.1.1 the completion of the financial, legal, tax and social audit of the Company by the Purchaser and/or its advisors, other than the one to be undertaken by Ernst and Young under Article 3.1.6, which shall reveal no material adverse change in the Company's business, financial condition, assets or operations as compared with the information already made available to the Purchaser by or on behalf of the Vendors nor any material finding;

4.1.2 the continuing accuracy, as at the Closing Date, of the Representations and Warranties contained in Article 7 hereof;

4.1.3 the execution by the Vendor of a Non-Competition Agreement in the form set forth at Schedule 5 hereto;

4.1.4(i) the signature of an amendment to the  employment  contract  between the
         Company and Mr. Alain GOURLAY in the form set forth in Schedule 6.1 hereto;

4.1.4(ii)the transfer to the Purchaser of a certain commitment from the Vendor towards Mr. Jean-Philippe BORDES pursuant to an amendment executed on March 20, 1997 in the form set forth in Schedule 6.2 hereto.

4.1.5    the entering into of the Escrow Agreement in  the  form  set  forth  at
         Schedule 4 hereto;

4.1.6 the obtaining of valid releases of all pledges and charges whatsoever over the Company's Shares or assets and notably, but without limitation to the generality of the foregoing, the obtaining of a valid release from CDR Entreprises SA of the pledge covering 100% of the Shares;

4.1.7    the  proper  and  complete   execution  by  the  Vendor  of  all  their
         obligations under the Share Purchase Agreement;

4.1.8 the prior approval by the Board of Directors of the Company relating to the transfer of the shares;

4.1.9 the release of any guarantees whatsoever granted by the Company and covering third party obligations (except for the guarantee granted in favor of COFRACOMI);

4.1.10.1 the obtaining from CDR Entreprises SA of the following duly executed documents:
           (1) a counter-guarantee (contre-cautionnement) in favor of the Com-pany in the form set forth at Schedule 20A hereof;
           (2) a side letter addressed to the  Company in the  form set forth at
                  Schedule 20B hereof;

4.1.10.2 the obtaining from Cofracomi of a clear statement of account in relation to monies payable by ATG Cygnet (and guaranteed by the Company) in the form set forth in Schedule 20C hereof;

4.1.11 the obtaining of a new purchase order known as the "P6 Contract" from France Telecom SA for a value exceeding FRF 17,000,000, together with the express approval by France Telecom of the Purchaser as controlling shareholder of the Company;

4.1.12 the absence of pending or threatened legislation regarding this agreement or the transactions to be contemplated thereby; and

4.1.13 the cancellation of the Management Services Agreement entered into on February 22, 1995 between the Vendor and the Company.

4.2 The above conditions are for the benefit solely of the Purchaser who may waive all or any of them in whole or in part.

4.3 The Parties shall use al their efforts to ensure that the above conditions are fulfilled as soon as reasonably practicable.

4.4 Subject to any waiver by the Purchaser pursuant to Article 4.2 hereof, if the above conditions are not fulfilled by December 31, 1997 this Share Purchase Agreement shall become null and void and, in the absence of fraud or manifest bad faith which may have prevented the fulfillment of any of such conditions, neither party shall have any claim against the other in respect thereof.

         However, the Parties may freely agree in writing to extend the date upon which the aforementioned conditions precedent must be satisfied.



 5.   Closing

5.1 The parties hereby agree that the transfer of ownership of the Shares in favor of the Purchaser shall occur at 6:01 pm on December 31, 1997, Eastern Standard Time (the "Closing Date), or any other date mutually agreed by the Parties.

5.2       Upon the Closing Date, the Vendor shall deliver the Purchaser:

         5.2.1 duly executed share transfer forms (ordres de mouvement) in respect the entirety of the Shares in favor of such person or persons as the Purchaser may specify;

         5.2.2 a certified copy of the resolution of the Company's board of directors approving the Purchaser and such other persons or corporations as the Purchaser may specify as shareholders of the Company;

         5.2.3 the Company's shareholder accounts, together with the transfer registers in both cases updated to record the transfers made pursuant to the share transfer forms referred to in Article
                  5.2.1 hereof;

         5.2.4 the current minute books of board and shareholder's meetings of the Company both of which are up-to-date, together with the relevant attendance sheets and proxies for shareholders'
                  meetings and the minute books of board meetings being numbered, initialed and signed by all members of the board at the end of each board meeting;

5.2.5 the unconditional resignations of the directors of the Company, except Mr. Jean Philippe BORDES.

5.2.6 a certificate signed by all of the Vendor confirming that (I) at the Closing Date the Representations and Warranties contained in Article 7 hereof remain true and accurate in all respects and (ii) the Vendor have duly performed their obligations set forth in the Share Purchase Agreement;

5.2.7 the Escrow Agreement, for a duration of 12 months, running from the Closing Date, duly signed by the Vendor, the Purchaser and CARPA des Hauts-deSEine ("The Escrow Agent") in the form of the draft set forth in Schedule 4 hereto pursuant to the balance of the Purchase Price, as referred to in Article 3.2.1 hereof, shall be paid to the "CARPA" account of the Escrow Agent, by way of security for any claim arising pursuant to Article 8 hereof;

5.2.8    the Non-Competition Agreement duly executed by the Vendor;

         5.2.9 evidence of the agreement between the Company and the Vendor as to the cancellation of the Management Services Agreement;

         5.2.10 duly signed P6 contract between France Telecom and the Com-pany;

         5.2.11 evidence of the express approval by France Telecom of the Purchaser as controlling shareholder of the Company;

         5.2.12 duly executed counter-guarantee from CDR Enterprises SA and a duly executed side letter entered into by CDR Enterprises SA, as referred to in article 4.1.10.1 hereof; together with the statement of account duly executed by Cofracomi as referred to at article 4.1.10.2 hereof;

         5.2.13 release, executed by CDR Enterprises SA, of the pledge cover-ing 100% of the Shares;

         5.2.14   release of all other pledges covering the Shares;

         5.2.15 such other documents or instruments as the Purchaser or the Vendor may reasonably request for the valid completion of the operations provided for herein.

5.3 At the Closing Date, the Vendor shall procure the holding of such board and/or shareholders' meetings of the Company as the Purchaser may request to effect the appointment of such persons as the Purchaser may require to the position of directors (administrators) of the Company and as Chairman (President du conseil d'administration) of the Company.

6.    Vendor's Obligations Pending Closing

6.1 As from the date hereof and up to and including the Closing Date the Ven-dor shall cause:

         6.1.1 the business of the Company to be carried on in the ordinary course and in a prudent and appropriate manner and that any material adverse change in such business shall be forthwith notified to the Purchaser in writing;

         6.1.2 the Company to comply with all relevant laws and regulations and, in particular, but without prejudice to the generality of the foregoing, with all applicable employment law requirements in relation to the subject matter of the Share Purchase Agreement;

         6.1.3 the Company, except with the prior written consent of the Purchase, not to modify their articles of association
                  (statuts), undertake any merger, spin-off or other form of reorganization or propose, declare or pay any dividend or grant any mortgage, pledge or security, or take any other measure which may encumber or otherwise affect the free disposition of their respective assets;

         6.1.4 except with the prior written consent of the Purchaser, there to be no increase or undertakings to increase the compensation payable or other benefits due to any members of the personnel or of any manager or mandataire social (whether or not having employee status) of the Company (such as premiums, profit sharing, pension or retirement rights or other similar benefits) nor shall the Company hire or dismiss an corporate officers (cadres superieurs) or executive employees (cadres dirigeants);

         6.1.5 the Company to authorize the Purchaser and its representatives (including its auditors and legal advisors) and Ernst & Young, for the purposes of the independent audit referred to in
                  Article 3.1.6 hereof, to have access to the properties, assets, books and records of the Company and to provide all requested assistance and explanations;

         6.1.6 except with the prior agreement of the Purchaser, the Company not to enter into any contracts which are subject to unusual or unduly onerous terms, or which are outside the normal course of business of the Company;

         6.1.7 the Company not to undertake any capital or non-routine expenditure, except with respect to replacements for an amount less than FRF 500,000, save where such expenditure is essential to preserve the value of an asset of the Company, it being understood that any such expenditure on replacements which equals or exceeds FRF 500,000 must be authorized prior thereto, by the Purchaser;

         6.1.8 the Company not to grant nor receive any loan from a third party;

         6.1.9 the Company and its directors, shareholders, representatives and agents not to negotiate nor enter into an agreement with any third party prior to Closing Date in respect of the purchase of shares of the Company contemplated herein, or the sale in part or in whole of the Company's assets.

         6.2 Generally, the Vendor unconditionally agrees, up to the Closing Date inclusively, to ensure the ordinary day-to-day management of the Company with a view towards maintaining a profitable operation in accordance with customary commercial, accounting and fiscal principles, applied in the course of the three fiscal years preceding the Closing Date, and to ensure that any transaction of an extraordinary nature shall only be decided on after consultation with the Purchaser.

7.    Representations and Warranties

7.1 The Vendor hereby makes the Representations and gives the Warranties set forth below:

          7.1.1    Corporate existence and capitalisation of the Company

                  7.1.1.1 Dorotech France is a duly organized societe anonyme, validly existing under French Law whose registered office is at 344 av. Georges Clemenceau 92000 Nanterre, registered in the Commercial and Company Registry of Nanterre under the number B 334 631 504, whose share capital of FRF 2,053,800 is divided into 20,538 shares of FRF 100 each;

                  7.1.1.2 a certified true and up-to-date copy of the articles of association (stratuts) of Dorotech France is at-tached as Schedule 8 hereto; the minutes and other corporate records of the Company are accurate and up-to-date; the Company's filing with the Commercial and Company Registry is complete and up-to-date in all respects; the good-standing information sheet (ex-trait K-bis) dated November 12, 1997, and a liens and Charges Search Certificate (etat des nantissements et privileges) issued by the Commercial and Company Re-gistry of Nanterre and provided in Schedule 9 hereto are fail and accurate at the date hereof;

                  7.1.1.3 The Company is not in a state of insolvency, or in suspension of payments (cessation des paiements) and is not and never has been subject to a judicial reorganization (redressement judiciaire) or judicial liquidation (liquidation judiciaire) proceedings, or any other amicable settlement (reglement amiable) or collective bankruptcy proceedings provided for by Law number 84-148 of March 1, 1984, nor has it requested an extension period (delai de grace) in application of Article 1244-1 of the French Civil Code;

                  7.1.1.4  Except  for  possible  minor  infringements  with  no implications for the continuation/and or profitability of its business, the Company (I) has the corporate power and authority and holds all governmental and other authorizations and permits to own all of its properties and other assets an to carry on business as it is currently being conducted, and (ii) is in compliance with all the laws and regulations to which they are subject. The Company is not in default with respect to any judgment, or order of any court, arbitrage tribunal or government department or agency;

                  7.1.1.5 The Company is not, and has not over the last five years been, whether directly or indirectly, a member of any partnership, joint venture, economic interest group or any other organization or structure having unlimited liability;

                  7.1.1.6 Since February 1997, the Company has not (I) held any shares in any corporation or (ii) exercised any authority as board member or manger or (iii) acted as a de facto manager of any corporation.

            7.1.2    The Shares

                  7.1.2.1 The Shares represent all of the share capital of Dorotech France, are fully paid in, and are freely transferable, subject to the restrictions constrained in the by-law of the Company.

                  7.1.2.2 There exists no agreement or undertaking of any na-ture whatsoever pursuant to which any person is, or could become, entitled to request the issue of new shares by any of the Company (and namely without limitation to the generality of the foregoing, the Company has neither entered into promises to sell nor options to purchase nor other rights of a similar na-ture in respect of the Shares). The Company has not issued any securities which would give rise to a capital increase or the issue of securities granting the right to any amount which the Company may dis-tribute, or to voting rights, or which could result in any limitation of the rights attached to the Shares.

                  7.1.2.3 The Vendor has full and valid title to the Shares free from any lien, charge or encumbrance or any other third party rights, with the exception of the pledge in favor of CDR Enterprises SA; on the Closing Date such titled shall be validly transferred to the Purchaser or to such person or persons as the Purchaser may stipulate. All of the authorization which must be obtained prior to the transfer of the Shares, in accordance with the Company's status and the law, have been or will have been obtained at the Closing Date.

                  7.1.2.4 A list of shareholders of the Company including the names and number of Shares held by each of them is set forth at Schedule 11 hereto.


            7.1.3    Effects of the Transfer of Shares

                  7.1.3.1 The transfer of the Shares to or in accordance with the Purchaser's instruction will not result in:

                           (i) any breach of any agreement or undertaking by the Company;

                           (ii) the possibility for any person having dealings with the Company (a) to terminate any agreement or contract or to modify the effects thereof, other than the "P6 France Telecom Contract" referred to in Article
                                    4.1.12  hereof for which  approval as to the
                                    change of control shall have been obtained before the Closing Date, or (b) to claim the reimbursement of any subsidy, grant, loan or advance;

                           (iii) the modification, cancellation or revocation of any permit, authorization or license of any kind whatsoever which is necessary or desirable for the operations of the Company's activities, or the modification, cancellation or revocation of any preferential tax regime or subsidy or other assistance granted by public or quasi-public authorities;

                           (iv) the possibility for a third party to invoke any guarantee, surety, comfort letter of any other document having and equivalent effect which may have been granted by or in favor of one of the Company;

                           (v) the violation of the articles of association of the Company or of the law or of any agreement made other than that which is provided herein.

            7.1.4    Financial Statement of the Company

                  7.1.4.1 Copies of the Company's financial statements which means the annual accounts for both the 1995 and 1996 financial years, as defined, hereof (balance sheet, profit and loss account as well as the other documents appearing in the liasse fiscale together with annexed documents in compliance with Article 8 of the French Code de commerce), and the Interim Accounts are annexed as Schedule 12 hereto (the "Financial Statement").

                  7.1.4.2 The Financial Statements have been prepared in accordance with the accounting principles generally accepted in France, which principles were consistently applied by the Company.

                  7.1.4.3 The Financial Statements have been prepared in the form required by applicable law and show a true and fair view of, and accurately reflect the position of the Company, and the result of its operations for the financial period ended on the date of the Financial Statements.

                  7.1.4.4 At the date of the Financial Statements, the Company had no liabilities or obligations (due, payable, certain, contingent, conditional or otherwise and including, without limitation, any obligation resulting from a factoring or leasing agreement or from current, pending or threatened litigation) other than those set out, or for which adequate provision has been made, in the Financial Stataements.

                  7.1.4.5 The depreciation and other provisions appearing in the Financial Statements are sufficient, have been determined in accordance with applicable legislation.

                  7.1.4.6 All of the Company's accounts, books and records have been fully, properly and accurately kept and completed. They give a true, complete and fair view of the Company's financial, contractual and business position and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and inventories and work in progress.

            7.1.5    Receivables

                  7.1.5.1 The Company's trade and other receivables as shown in the Financial Stataements, and any receivables which have arisen since the date of the Financial Statements, are valid and have been recovered, or are recoverable in full, within the relevant legal or contractual time-limits (subject, in the case of receivables shown in the Financial Statements, to any provision for bad and/or doubtful debts appearing therein).

            7.1.6    Inventories

                  7.1.6.1 The inventories set out in the Financial Stataements consist of usable articles which, with respect to their quality and quantity, can be sold in the normal course of business at a price at least equal to the value at which they appear in the Financial State-ment, namely the lower of cost and net realizable value. The Company does not hold in its inventories any products on consignment which belong to third parties, or which are subject to a retention of title clause, and no undertakings have been given to take back the inventories of any agents, distributors or other representatives of the Company. Inventories acquired since the date of the Financial Statements consist of high-quality, usable articles which can be sold in the normal course of business and are carried in the books at the lower of cost and net realizable value. The Company's current levels of inventories are adequate for the Company's present and anticipat-ed requirements.

            7.1.7    Taxes

                  7.1.7.1 The provisions for taxes and the provisions for social charges (including, but not limited to, social security contributions, and contributions to comple-mentary welfare and pension schemes) which appear in the Financial Statements are sufficient for the pay-ment of all taxes, social charges due to accrued at the date of the Financial Stataements (regardless of the date of the event which is the source of the taxes, social charges, and regardless of the date on which payment thereof is due). The Company has filed al national, departmental and local tax and social security declarations at the required time and has kept copies of the original filed. All State, de-partmental and local taxes, and duties (including, but not limited to, corporation tax, value added tax, business tax, registration tax, land tax and customs duties) and all social charges owed by the Company or payable at the date hereof have been paid within the legal time limits.

                  7.1.7.2 The Company has withheld all tax and/or social security charges to be withheld by it in respect to wages, license fees, interest or any other sum payable by it.

                  7.1.7.3 The interest paid tot he Company's shareholders prior to the date hereof has never exceeded the maximum authorized by Articles 39-1 3 and 212 of the General Tax Code.

                  7.1.7.4 Attached at Schedule 13 is a copy of the tax reassessment relating to Dorotech. The Vendor hereby declares that is has paid all sums due as a result of such tax reassessment.

                  7.1.7.5 Save in respect of the specific circumstances described in Article 8.6 to 8.7 hereof, (inclusive), the Vendor hereby undertake to bear the entire cost of all taxes, interest for late payment and penalties that the Company may have to pay pursuant to a tax reassessment, where the cause of action for such reassessment arose prior to the Closing Date.

            7.1.8    Ownership of Assets

                  7.1.8.1 The Company has full and unencumbered title to all of its assets including its on-going business (fonds de commerce). All tangible assets (both real estate and otherwise) are properly constructed an in good condition, subject only to normal wear and tear, and have been consistently and properly maintained. None of such tangible assets is out of order or has any apparent defect which prevents or could prevent its use in the future in accordance with the purpose for which it was intended.

                  7.1.8.2  The Company conducts its business and uses its assets
                           in   accordance   with  all   legal   or   regulatory
                           requirements;

                  7.1.8.3 The Company holds all the necessary assets for its business activities and the said assets are all geographically located on the Company's premises of;

            7.1.9    Leases

                  7.1.9.1 Details of all material leases agreements to which the Company is a party, whether as lessor or lessee, are set forth at Schedule 14 hereto.

                  7.1.9.2 Each of the leases of real or personal property to which the Company is a party, either as lessor or lessee, is valid and enforceable in accordance with its terms. All of the premises (establishments) in which the Company conducts its business under a commercial lease subject to the provisions of the Decree of September 30, 1953 are registered (immarticule) with the competent commercial and companies registries.

                  7.1.9.3 The Company has given notice, in compliance with all French Laws and regulations, by bailiff (huissier) on August 7, 1997, of the termination, with effect on February 28, 1998, of the leases covering the premises situated at 344 Avenue George Clemenceau, 92000 Nanterre (building A-B and C) and 32 rue Pierre Curie, 92000 Nanterre.

                  7.1.9.4 Except as mentioned in Schedule 14 hereof, none of such leases are at this time the subject, and, to the best of the Vendor's knowledge, shall in the future be the subject of, any objection, refusal to renew or claim.

                  7.1.9.5 The contracts in respect of utilities (gas, electricity, water, etc.) in respect of the premises are sufficient in view of the activities carried out by the Company on its premises and are not assigned to other premises.

            7.1.10   Intellectual Property

                  7.1.10.1 Schedule  15 hereof  contains a list of the  patents, trademarks, trade names, copyright, logos, design, non-protected design, software and other intellectual property rights (hereinafter called "the Rights") used by the Company. The Rights are owned by the Company free from any charge or encumbrance.

                  7.1.10.2 The Company has not infringed, nor is infringing, any right belonging to any third party relating to any patent, trademark, trade name, copyright, logo, design or software or any other intellectual property rights belonging to third parties and, to the knowledge of the Vendor, no third party is infringing any industrial or intellectual property right belonging to the Company.

                  7.1.10.3 None of the  directors,  manager or  employees or the
                           Company own, directly or indirectly, in whole or in part, any patent, trademark, or other intellectual or industrial property right to which the Company has a license or which is necessary or desirable for its commercial activities as presently carried on.

                  7.1.10.4 The  company  has the  unencumbered  right to use its corporate name of which it has full title and enjoyment, without paying any royalties whatsoever to any third party.

            7.1.11   Contracts

                  7.1.11.1 All  the  contracts,   commitments,   agreements  and
                           guarantees or other undertakings to which the Company is a party, and which:

                           (i) account for more than 5% of the revenue turnover of the Company for the most recent financial period; or

                           (ii)     are for a period of more than one year; or

                           (iii) involve the disposal of capital assets for an aggregate amount in excess of FRF 50,000; or

                           (iv) contain binding undertakings to buy or sell for an aggregate amount in excess of FRF 50,000, or any exclusivity commitment by, or for the benefit of, the Company; or

                           (v)      contain a non-competition undertaking; or

                           (vi) are otherwise material to the management, development and marketing of the Company;

                           are hereinafter called "Material Contracts".

                  7.1.11.2 the  Company (I) has not  entered  into any  Material
                           Contract which gives rise to duties or liabilities which are unusual in relation to the normal rules of proper management of a commercial enterprise, and
                           (ii) is not in breach of any of its obligations under any Material Contract.

                  7.1.11.3 To the best of the Vendor's knowledge, all contracts, agreements or arrangements, whether written or verbal, to which the Company is a party, represent valid enforceable obligations. None of them has been entered into in violation of applicable laws or regulations and the Company and the other contracting parties have complied with their obligations thereunder. No such contract, agreement or arrangement was entered into outside the normal course of business or is illegal or liable to be declared null and void.

                  7.1.11.4 The  transfer of the Shares on the Closing  Date will not result in the accelerated maturity of any loan or guarantee agreement or any other payment to be made to any third party under the other contract or arrangement to which the Company is a party.

                  7.1.11.5 By virtue of the change in  control  of the  Company, the execution and  performance  of the Share Purchase
                           Agreement:

                           (i) does not and will not result in the termination of any Material Contract or any other instrument or arrangement to which the Company is a party or by which it may be bound or affected,

                           (ii) does not and will not conflict with or result in any violation or breach by the Company under any Material Contract or other instrument or arrangement, and

                           (iii) will not grant to any other contracting party the right to terminate or modify any such Material Contract or other instrument or arrangement, other than the "P6 France Telecom Contract" referred to in Article
                                    4.1.12  hereof for which  approval as to the
                                    change of control shall have been obtained before the Closing Date.

                  7.1.11.6 Neither the Vendor nor the Company has  received  any notice whatever pursuant to which any customers of, or suppliers or lenders to the Company has disclosed its intention to cease or substantially reduce its commercial relationship with the Company for any reason whatsoever including, without limitation, as a result of the transfer of the Shares to the Purchaser.

                  7.1.11.7 The Company is not bound by any contract,  commitment or other arrangement directly or indirectly with the Vendor, or any of its corporate officers (mandataires sociaux), or any legal entity controlled by any of them, other than the Management Services Agreement which shall be terminated before or on the Closing Date pursuant to Article 4.1.16 hereof.

            7.1.12   Personnel

                  7.1.12.1 The following are set forth at Schedule 17 hereof:

                           (i) a list of all the Company's employees, including their ages, seniority and present annual remuneration (including any right to bonus, benefits in kind, profit sharing and any departure or retirement indemnities) and, for persons having a definite term employment agreement, the date of expiration of the agreement;

                           (ii) a list of all pension benefits offered by the Company to any of their present or former employees or corporate officers, all of which benefits are fully funded;

                           (iii) a list of temporary personnel, outside collaborators, sales representatives (VRP's) and any other persons who do not have the status of salaried employees but who regularly collaborate in the operations of the Company, if any; and

                           (iv) a list of all the collective bargaining and other collective agreements applicable to the Company's personnel (including any agreement relating to bonuses, pensions (excluding compulsory state pension schemes), deferred remuneration, profit sharing or share option schemes).

                  7.1.12.2 The Company has compiled with the continues to comply
                           with,   all  their   obligations   pursuant   to  the
                           applicable labor and social security law.

                  7.1.12.3 None of the  employees or  corporate  officers of the
                           Company benefit from unusual rights in the light of the prevailing industry standards in the place where they are employed

                  7.1.12.4 To the knowledge of the Vendor, none of the Company's
                           employees   have  made  known  their   intention   to
                           terminate their employment agreement.

                  7.1.12.5 There  have  been  no  strikes,   lock-outs,   strike
                           pickets, occupation of the premises or other labor unrest on the premises of the Company during the 2 years prior to the date hereof, and the Vendor is not aware of any such industrial action being threatened or pending.

            7.1.13   Insurance

                  7.1.13.1 To the best of the Vendor's knowledge,  the Company's activities and all the assets owned, leased or used by it are validly insured, under customary conditions, with reputable companies, and the terms of the policies are such as would be acceptable to a prudent entrepreneur carrying on a similar business with similar assets.

                  7.1.13.2 The  Company  ahs  fulfilled   all  its   obligations
                           pursuant to the insurance policies, in particular with respect to the declarations of risks and claims and the payment of premiums relating to such policies. As at the date hereof the Company has not received or given any notice of termination or non-renewal in respect to any of the said policies and the insurance companies have not given them notice of their intention to increase substantially the premiums due, to raise the deductibles or to reduce the coverage provided.

            7.1.14   Product Liability

                  7.1.14.1 To the best of the Vendor's  knowledge,  no claim has been made on the Company in respect t of damage suffered resulting from a defect in any product manufactured, assembled or sold and not product manufactured, assembled or sold by the Company has any latent defect or other defect likely to result in a claim for damages from a purchaser or user of the product or a third party.

            7.1.15   Environment

                  7.1.15.1 To the best of the Vendor's knowledge, the activities of the Company have al ways been and are being operated in compliance with the applicable laws and regulations in force concerning environmental protection, and not product manufactured, assembled or sold or any service supplied by the Company is in violation of such laws and regulations.

                  7.1.15.2 The Company has at all times  obtained  and  complied with all authorizations, licenses and other approvals required by the laws and regulations in force and have not received any notification from any entity in authority to the effect that any such authorization, license or approval has not been complied with or has been withdrawn.

                  7.1.15.3 No  leak  or  spill  or  disposal  of any  substance, material or waste which is regulated as "toxic" or "hazardous" under any applicable environmental regulation has occurred on any of the real properties currently owned or occupied by the Company. The Company is not obligated nor reasonably likely to become obligated to clean up or otherwise conduct remedial work on any contaminated surface water, ground or soil.

            7.1.16   Litigation

                  7.1.16.1 There  is  not   current,   threatened   or   pending
                           litigation, arbitration, claim, administrative proceeding, administrative or tax investigation or any other action or proceeding pending or contemplated, whether as plaintiff or defendant, in relation to the Company, relating to payments of amounts in excess of FRF 50,000, or assets worth more than such amount, or which could have a material negative impact on the Company's business and the Vendor is unaware of any facts which might give rise to any such action or proceeding.

            7.1.17   Absence of Changes

                  7.1.17.1 From the date of the Interim  Accounts to the Closing
                           Date, non of the following events in respect of the Company has arisen or shall arise;

                           (i) any change in the financial position, as-sets, liabilities, business or operations otherwise than in normal course of business;

                           (ii) save with the prior written consent of the Purchaser, any declaration or payment of any dividend or any other distribution of profits or reserves;

                           (iii) any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the Company's business or financial position;

                           (iv) any purchase or sale of securities by the Company, as issue of shares or other securities, rights or options to purchase or subscribe shares in the Company or which might grant the right to acquire or subscribe securities which represent a share in the capital of the Company;

                           (v) any loan incurred, granted, promised or se-cured by the Company;

                           (vi) the assumption of an obligation or liability other than current obligations or liabilities incurred in the normal course of business;

                           (vii) any termination, waiver, amendment of, or default in relation to any contract, undertaking or arrangement other than in the normal course of business;

                           (viii) any increase or promised increase in the remuneration of employees, agents, sales representatives or corporate officers or in any of their benefits;

                           (ix) any sale, lease or transfer of any tangible or intangible assets other than items of stock in the normal course of business, nor any cancellation or waiver of any receivables;

                           (x) any guaranteed, surety or comfort letter in respect of the obligations of third parties;

                           (xi)     any   lien,   security   interest,   pledge,
                                    mortgage, easement, or other charge granted over any tangible or intangible assets;

                           (xii)  any  social  disturbance,   conflict,  strike,
lock-out, sit-in or similar event.

            7.1.18   Guarantee of Third Party Obligations

                  7.1.18.1 The Company is not liable under any guarantee granted in order to cover the execution of a third parties obligations, save as mentioned in Schedule 18 hereof;

                  7.1.18.2 The Company is not jointly and severally  liable with any other person or entity as regards the execution of the latter's contractual or legal obligations.

                  7.1.18.3 More generally,  there are not obligations  incumbent upon the Company as a result of the winding up of Dorotech GmbH nor the sale of its entire shareholding in Dorotech (UK) Ltd. Nor the sale of its entire shareholding in Dorotech Srl.

            7.1.19   Lists

                  7.1.19.1 Schedule 19 hereof contains lists in relation to the Company, setting forth:

                           (i) the name and address of each person who has received general or special powers;

                           (ii) all real estate, land, facilities or other property owned, rented, leased or otherwise occupied;

                           (iii) banks and bank accounts, and financing arrangement showing (a) the names or people with power of signature (b) the amount of each credit line and the level of utilization and any other financing agreement, and (c) the amount of any borrowing guaranteed by the Company.

                           (iv) all guarantees, sureties or endorsements granted in favor of third parties;

                           (v) the name of each corporate officer (mandataire social) and of the gross annual remuneration (including all benefits) of each of them;

                           (vi) all agency, license, distribution or repre-sentation agreements;

                           (vii) all grants, subsidies or other public benefits in excess of FRF 50,000 which the Company is under a contingent liability to repay.

            7.1.20   General

                  7.1.20.1 To the  best of the  Vendor's  knowledge,  all of the information contained in the Share Purchase Agreement and its Schedules thereto are complete and accurate in all respects.

                  7.1.20.2 There are no  existing  facts or events  known to the
                           Vendor which are likely to have a negative effect of the Company's assets, business or activities or which could reasonably be expected to affect adversely with willingness of the Purchaser to purchase the Shares upon the terms of the Share Purchase Agreement which has not been disclosed to the Purchaser in writing by the Vendor.

            7.1.21   Authority Relative to this Share Purchase Agreement

                  7.1.21.1 The execution and  performance of this Share Purchase
                           Agreement by the Vendor do not and will not conflict with or result in any violation or breach of, or any default under, any law or any obligation of the Vendor or any other agreement to which the Vendor is a party, not is there any litigation current or pending involving the Vendor which could prevent or hinder their execution and performance of this Share Purchase Agreement.

                  7.1.21.2 The Vendor  has full  power,  authority  and right to enter into this Share Purchase Agreement and to complete the transactions contemplated hereby.

      7.2 The Vendor recognizes and accepts that the Purchaser has entered into this Share Purchase Agreement in reliance on the Representations and Warranties an in reliance on the documents and information of a significant nature which the Vendor has transmitted to the Purchaser. The liability of the Vendor in relation to the Representations and Warranties shall be in no way limited should it be established that the Purchaser was aware of the inaccuracy of one or more of the Representation or Warranties either at the date hereof or at the Closing Date.

      8.           Indemnification

      8.1 Subject to the provisions of Article 8.2 herein, the Vendor undertakes to indemnify the Purchaser by reducing the Purchase Price or, and if the Purchaser in its absolute discretion so wishes, by making good and holding harmless the Company for the full amount of any damage, loss, liability or expense of any kind, including legal and court fees (hereinafter called "Damage") which results from;

                  8.1.1 any failure of the Vendor to respect its obligations hereunder;

      8.1.2 any inaccuracy, error or omission in the Representations and War-ranties; and

      8.1.3 any increase in the liabilities, whose origin is prior to the Closing Date, and which is not shown in the Actual Consolidated Net Equity of the Company, drawn up as at the Closing Date.

      8.1.4 It is specifically agreed and understood by the Parties that the Purchaser may validly claim against the Vendor under Article
               8.1.2 hereof, notwithstanding any lack of knowledge on the part of the Vendor should there be any contract, agreement or arrangement as more particularly described in Article 7.1.11.3 hereof, to which the Company is a party, and which in fact represents an unenforceable obligation.

      8.1.5 It is specifically agreed and understood by the Parties that the Purchaser may validly claim against the Vendor under Article
               8.1.2 hereof, notwithstanding any lack of knowledge on the part of the Vendor should there in fact be any claim relating to product liability for products manufactured distributed or sold, as more particularly described in Article 7.1.14.1 hereof.

      8.1.6 It is specifically agreed and understood by the Parties that the Purchaser may validly claim against the Vendor under Article
               8.1.2 hereof, notwithstanding any lack of knowledge on the part of the Vendor, in respect of the completeness and accuracy of any information contained therein, as more particularly described in
               Article 7.1.19.1 hereof.

      8.1.7 It is specifically agreed and understood by the Parties that the Purchaser may validly claim against the Vendor under Article
               8.1.2 hereof, notwithstanding any lack of knowledge on the part of the Vendor, in respect of any failure to comply with the laws and regulations in force concerning environmental protection, as more particularly described in Article 7.1.15.1 hereof.

      8.2 The total indemnity paid hereunder shall not exceed ten percent (10%) of the Net Purchase Price.

      8.3 The Vendor shall not be liable to indemnify the Purchaser under this Article 8 in respect of damage or Estimated Damage unless and until the aggregate amount of value of such Damage or Estimated Damage exceed FRF 100,000, but in which event the Seller shall be liable to indemnify the Purchaser against any and all damage or Estimated Damage in full including those Damages and Estimated Damages in the said FRF 100,000, subject to the maximum total indemnity specified in Article 8.2.

      8.4 Except for claims in respect of fiscal or social security matters which may be made up of the expiration of the statute of limitations, and for claims in respect to environmental matters (Article 7.1.15 hereof) which may be made for up to 5 years following the Closing Date, any claim for indemnification pursuant to Article 8.1 hereof must be made no later than 12 months following the Closing Date by notice I n writing to the Vendor in accordance with Article 12 hereof. Such notice shall give brief details of the relevant facts and an estimate of the Damage ("Estimated Damages"). Indemnification based on the Estimated Damages shall be due if notice of the relevant facts is given within the relevant period, even if the quantification of the Damage does not take place until after the expiration of such period. Payment from the Escrow Agent shall be in accordance with
               Section 6 of the Escrow Agreement.

      8.5 In the event that any Damage or Estimated Damage results from a demand or claim made by a third party, the Purchase shall notify the Vendor, with the details described above, within one month of the Purchase becoming aware thereof and the Vendor, or its counsel, shall have access to all relevant books and other documents of the Company any with regard to such a demand or claim, and these shall be made available at the Company's registered office or any other place mutually agreed upon, subject to reasonable notice, and for reasonable period. The Vendor shall have the right, at its own expense to join in the defense or the conclusion, by way of settlement (transaction) or amicable agreement with respect to any such demand or claim. However, the Purchaser shall have absolute discretion as to whether and, if so, on what terms, to settle any such demand or claim. Should. the Purchaser elect not tom comply with the Vendor's proposal of settlement, any sums due by the Company and/or Purchaser exceeding the amount of the settlement proposed by the Vendor, which shall have been accepted by the third party as full and final settlement of all related claims, shall be borne by the Purchaser.

      8.6 All payments due under Article 8 hereof shall be treated as a reduction in the Purchase Price made within one month from the date on which notice of the Damage is given by the Purchaser to the Vendor or, if later, from the date on which the Damage is quantified. These sums shall be drawn in priority from the amounts deposited with the Escrow Agent, it being specified that in the event that the amounts held upon escrow should be insufficient to compensate the Purchaser for any damage notified by the latter, the Vendor shall be under an obligation to pay an indemnity for an amount equal of the difference between the amounts due pursuant to Article 8 hereof and the said held sums held upon escrow.

               Should the damaged be quantified or the Estimated Damages be payable after the amounts held in escrow have been released to the Vendor in accordance with Article 3.2 herein and the Article 3 of the Escrow Agreement, the indemnity to be paid by the Vendor shall be paid by wire transfer to the Purchaser's bank account.

               Should the quantification of the Damage result in a sum to be reimbursed by the Purchaser to the Vendor in respect of the Estimated Damage previously paid by the Vendor, the Purchaser shall pay the sum by wire transfer to the Vendor's bank account.


      8.7 The parties agree that if it emerges that any Damage is deductible from the taxable results of the Company that amount of an indemnity to be paid by the Vendor shall be reduced by the tax saving effectively made by the Company.

      9. Assignment

      9.1 This Share Purchase Agreement is personal to the Parties and cannot be assigned by any of them save that (I) the Purchaser may assign its right hereunder to an associated company for which purpose the term "associated company" shall mean any company which, directly or indirectly, controls or is controlled by or is under the same control as the Purchaser and the term "control" shall mean the ability to exercise or to procure the exercise, directly or indirectly, of at least 50 percent (50%) of the voting shares of a company; and (ii) the Purchaser (or such associated company) may freely assign its rights pursuant to
               Article 8 hereof to any person(s) or corporation(s) to whom the Shares may be transferred following the Closing Date. Rights to Escrow can be assigned by the Vendor if a successor in interest purchases substantially all the assets of the Vendor.

      9.2 Should the Purchaser assign its rights under the terms herein, it shall remain liable, jointly with the assignee, for the obligation under this Share Purchase Agreement until full payment of the Purchase Price has been made to the Vendor

      10.      Expenses

      10.1 Each of the Parties shall bear all of the costs and expenses incurred by it in connection with this Share Purchase Agreement and its execution including, but not limited to, the fees and disbursements of any counsel, independent accountant or any other person whose services may have been used by said party in relation hereto, with the exception of the independent audit to be conducted by Ernst & Young pursuant to Article 3.1.6 hereof, the Parties having agreed to share equally the expenses of such audit.

      10.2 It is agreed that a short form French version of this Agreement summarizing the main provisions concerning the scope of the sale and purchase and the price shall be produced and signed by the parties hereto at the Closing Date and registered with the French fiscal authorities at the expense of the Purchaser. It is expressly agreed that none of the parties may avail themselves of the short form agreement for any purpose other than as proof of such registration, their rights and obligations in connection with the sale and purchase contemplated herein deriving solely from this Agreement.

      11.      Confidentiality

      11.1 The Vendor and the Purchaser undertake to keep confidential and not to disclose to third parties (except to their professional advisors and, in the case of the Purchaser, to any of its associated Companies as defined in Article 9.1 hereof for the purposes of the assignment), without the prior written consent of the other Party, the terms and conditions of the transaction contemplated hereby.

11.2 All announcement by or on behalf of the Parties hereto relating to the transaction contemplated hereby shall be in terms agreed by the Parties save that the Parties shall be entitled to make such announcements as they think fit to comply with the regulations of the Stock Exchanges on which they were quoted.

11.3 If for any reason the transaction contemplated hereby is not completed, the obligations of the Parties pursuant to this Article 11 hereof will remain in force for a period of 12 months from the date hereof.

12.      Notices

12.1 Any notice required to be given hereunder shall be validly given if sent by registered letter (with return receipt requested) or by fax, confirmed by such registered letter, or by hand delivery against written acknowledgment of receipt to the following addresses or to such other address as may have been transmitted by either of the Parties to the other in accordance herewith:

         For notices to the Vendor:               For notices to the Purchaser:

         Mr. Jorge Forgues                        Dr. Phil Storey
         CFO, Network Imaging Corporation         Board Member, SER Systems AG
         500 Huntmar Park Drive                   11608 Bromley Village Lane
         Herndon, VA  20170, USA                  Reston, VA  20194, USA

         Notices shall be effective as of the date of receipt.

12.2 The Vendor irrevocably confers on Mr. Jorge Forgues (referred to in Ar-ticle 12.1 hereof), who accepts, the authority to accept notices on its behalf.

13.      Proper Law and Jurisdiction

13.1 This Agreement shall be governed by and construed in accordance with French law.

13.2 Subject to the provisions of Article 3.1.6 hereof in relation to the resolution of disagreements pertaining to the amount of Actual Consolidated Net Equity, Actual Tax Credits and Assumed Tax Credits, any dispute arising in relation to this Agreement, its interpretation or execution (including, without limitation, its validity, performance or interpretation) shall be submitted to the Commercial Court of Paris.

14.      Waivers

14.1 The failure by one of the Parties hereto promptly to avail itself in whole or in part of any right, power or privilege to which such party is entitles pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by one of the Parties hereto to right, power or privilege must be in writing and notified to the other party as provided herein.

15.      Headings

         The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposed and are not intended to in any way define, limit or describe the scope or intent of the Articles which they preceded.

16.      Whole Agreement

         This Share Purchase Agreement constitutes the entirety of the agreement between the Parties with regard to the subject matter hereof and supersedes any previous agreement or agreements whether verbal or written with regard thereto.

17.      Interpretation and Language

17.1 Unless the context requires otherwise, all words used in this Share Purchase Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and vice versa.

17.2     This Agreement shall be executed only in the English language.

17.3     Severability

         If any provision, clause, or part of the Share Purchase Agreement, or application thereof under certain circumstances, should be held void, illegal or unenforceable, the Parties undertake to consult each other and to seek an agreement in respect of a valid clause the effects of which come as close as possible to those of the paragraph, the clause or the part invalidated.

         EXECUTED by the Parties on
                            In Herndon, Virginia, USA


         The Vendor                                 For the Purchaser

         -----------------------------              -------------------------

         By:    Jorge R. Forgues                    By:
         Title: Senior Vice President &             Title:
                Chief Financial Officer

                                List of Schedules


 1. Declaration of authority to sign the Share Purchase Agreement on behalf of NIC.

 2. Declaration of authority to sign the Share Purchase Agreement on behalf of SER.


 3.  Principles relating to the claculation of the Consolidated Net Equity.

 4.  Escrow Agreement


 5.  Non-Competition Agreement.


 6. Addendums to Employment contracts for Mr. Jean-Phillipe Bordes and Mr. Alain Gourlay.


 7.  List of resigning directors.

 8. Certified true and up-to-date copy of the articles of association (statuts) of Dorotech France SA.

 9. Good-standing information sheet (extrait kbis) of Dorotech France SA dated November 12, 1997.

 10. Liens and Charges Search Certificate (etat des nantissement et privileges) of Dorotech France SA issued by the Commercial and Companies Registry of Nanterre.


 11. List of the shareholders of the Company including the name and numbers of Shares held by each of them.

 12. Copies of the Financial Statements of the Company for both the 1995 and 1996 financial years and of the Interim Accounts of the Company as of September 30, 1997.


 13. Copy of the Company's tax reassessment.

 14. Copy of all lease agreements to which the Company is a party and list of objections, refusals to renew or claims relating to these leases.


 15. Patents, trademarks, trade names, copyright, logos, designs, non-protected designs, software and other intellectual property rights owned by the Company.

 16. N/A


 17. Lists relating to:

      - all pension benefits offered by the Company to any of their employees or corporate officers, all of which are fully funded;
      -  temporary  personnel,  outside  collaborators,   sales  representatives
         (VRPs) and any other persons who do not have the satus of salaried employees but who regularly collaborate in the Company's operation;
      - the collective bargaining and other collective agreement applicable to the Company's personnel (including any agreement relating to bonuses, pensions (excluding compulsory state pension Schemes), deferred remuneration, profit sharing or share option schemes).

 1. Guarantees and other undertakings in favor of third parties.

 2. Lists setting forth:

      - the name and address of each person who has received general or special powers.
      - all real estate, land, facilities or other property owned, rented, leased or otherwise occupied; - the name of each corporate officer (man-dataire social) and of the gross annual remuneration (including all be-nefits) of each of them;
      - all agency, license, distribution or representation agreements;
      - all grants, subsidies or other public benefits in excess of FRF _______ which the Company is under a contingent liability to repay.

 1.   Documents relating to CDR counter guarantee

      a)  Main counter-guarantee for 47,000,000 FF
      b)  CDR's side letter
      c)  Cofracomi letter